Exhibit 15.1

Our ref	YCU/604835-000001/29164560v1
Direct	+852 3690 7529
Email	charmaine.chow@maples.com

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 201203

People’s Republic of China

15 April 2024

Dear Sir or Madam

The9 Limited (the “Company”)

We consent to the reference to our firm under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2024, and further consent to the incorporation by reference of our opinions under these headings into the Registration Statements on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190, No. 333-231105, No. 333-259135 and No. 333-271574) of the Company.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP